         AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION VIA EDGAR
                             AS OF NOVEMBER 1, 2000

                                                  Registration No. 333-_________

                       SECURITIES AND EXCHANGE COMMISSION

                                    FORM F-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                            DESWELL INDUSTRIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    British Virgin Islands                       3089                              None
(State or other jurisdiction of      (Primary Standard Industrial            (I.R.S. Employer
incorporation or organization)        Classification Code Number)         Identification Number)

                                  Unit 516-517
                          Hong Kong Industrial Complex
                               #4 Wang Kwong Road
                         Kowloon Bay, Kowloon, Hong Kong
                           Telephone: (852) 2796-6993
                           Facsimile: (852) 2796-7741
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                  Stephen Seung
                              2 Mott St., Suite 601
                            New York, New York 10013
                                 (212) 732-0030
                            Telecopy: (212) 227-5097
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent for Service)

                                   Copies to:
                               Mark A. Klein, Esq.
                           Kirkpatrick & Lockhart LLP
                         9100 Wilshire Boulevard, 8-East
                          Beverly Hills, CA 90212-3480
                            Telephone: (310) 273-1870
                            Facsimile: (310) 274-8357

     Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [ ].

                                        CALCULATION OF REGISTRATION FEE(1)
============================================================================================================================
                                                                        Proposed
                                                                         Maximum           Proposed Maximum      Amount of
           Title of Each Class of                Amount to be        Offering Price            Aggregate        Registration
        Securities to Be Registered               Registered          Per Unit (1)        Offering Price (1)        Fee
----------------------------------------------------------------------------------------------------------------------------
Common Shares, $0.01 par value per share (2)    500,000 shares           $16.00               $8,000,000          $2,112
============================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and is based on the average of the high and low sales price as reported on the Nasdaq National Market on October 30, 2000.

(2) The common shares being registered hereunder are being registered for resale by the selling shareholder named in the prospectus (the "selling shareholder")

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and neither the selling shareholder nor we are soliciting offers to buy these securities in any state where the offer or sale is not permitted.


                  SUBJECT TO COMPLETION--DATED NOVEMBER 1, 2000



                              500,000 COMMON SHARES



                                 [DESWELL LOGO]



     Nam Tai Electronics, Inc., the selling shareholder, is offering and selling up to 500,000 common shares of Deswell Industries, Inc. The selling shareholder may offer its Deswell common shares through public or private transactions, in or off the over-the-counter market in the United States, at prevailing market prices, or at privately negotiated prices. For details of how the selling shareholder may offer its Deswell common shares, please see the section of this prospectus called "Plan of Distribution."

     Deswell will not receive any proceeds from the sales of shares by the selling shareholder. Deswell's common shares are quoted on the Nasdaq National Market under the symbol "DSWL." On _______ __, 2000 the closing price of Deswell's common shares on the Nasdaq National Market was $_____ per share.

     YOUR PURCHASE OF THE COMMON SHARES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING AT PAGE 4.

                                ---------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE DESWELL COMMON SHARES OFFERED OR SOLD UNDER THIS PROSPECTUS, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------


                  The date of this Prospectus is ________, 2000

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     Deswell files reports and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document Deswell files at the SEC's public reference room at 450 5th Street, N.W., in Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

     The SEC allows Deswell to "incorporate by reference" the information it files with the SEC, which means that Deswell can disclose important information to you by referring you to those documents. The information incorporated by reference is part of this prospectus and later information that Deswell files with the SEC will automatically update and supersede this information. Deswell incorporates by reference the documents listed below.

1. Deswell's Annual Report on Form 20-F for the year ended March 31, 2000 filed with the SEC on July 7, 2000;

2.   Deswell's Form 6-K filed with the SEC on August 14, 2000;

3.   Deswell's Form 6-K filed with the SEC on August 30, 2000; and

4.   Deswell's Form 8-A filed with the SEC on July 13, 1995.

     All subsequent annual reports filed on Form 20-F, Form 40-F or Form 10-K, and all subsequent filings on Forms 10-Q and 8-K filed by Deswell with the SEC under the Securities Exchange Act of 1934, prior to the termination of the offering, shall be deemed to be incorporated by reference into this Prospectus. Deswell may incorporate by reference into this Prospectus certain Forms 6-K subsequently submitted to the SEC by identifying in such forms that they are being incorporated by reference into this Prospectus.

     Upon written or oral request and at no cost, we will provide to each person, including any beneficial owner of our common shares, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated but not delivered with this prospectus. Requests for such information should be made to our United States investor relations representative at the following address: John G. Nesbett, Lippert/Heilshorn & Associates, Inc., 800 Third Avenue, Suite 1701, New York, New York 10022, telephone: (212) 838-3777, ext. 303.

                                TABLE OF CONTENTS

                                              Page                                                   Page
                                              ----                                                   ----
Where You Can Find More Information...........  2         Principal and Selling Shareholders......... 11
About Deswell.................................  3         Plan of Distribution....................... 13
Risk Factors..................................  4         Legal Matters.............................. 14
Enforceability of Civil Liabilities...........  9         Experts.................................... 14
Use of Proceeds............................... 10         Indemnification............................ 14
                                                          Additional Information..................... 15

                                  ABOUT DESWELL

     We are an independent manufacturer of injection-molded plastic parts and components, electronic products and subassemblies and metallic molds and accessory parts for original equipment manufacturers, or OEMs, and contract manufacturers. We conduct all of our manufacturing activities at separate factories for plastics, electronics and metallic operations located in the People's Republic of China.

     We produce a wide variety of plastic parts and components that are used in the manufacture of consumer and industrial products, including:

     o    cases and key tops for calculators and personal organizers;
     o cases for flashlights, telephones, paging machines, projectors and alarm clocks;
     o    grips and rods for fishing tackle; and
     o    toner cartridges and cases for photocopy machines.

     We also manufacture electronic products, including:

     o complex printed circuit board assemblies using surface mount and pin-through-hole interconnection technologies; and
     o    finished products which include:
          o telecommunication products such as special purpose telephones used as a private automated branch exchange, a network terminal and an internet phone, for each of which we also manufacture the plastic parts;
          o    telephone answering machines; and
          o sophisticated professional audio equipment such as power amplifiers, mixers and digital signal processors and DVD players.

     Since mid 1999, our electronics research and development team has also developed new products such as full-duplex conference speakerphones, tele-video monitoring systems and digital color cameras.

     Metal products that we manufacture include metallic molds and accessory parts used in audio equipment, telephones and copying machines.

     As part of our manufacturing operations, we consult with our customers in the design of plastic parts and the design and production of the molds used to manufacture plastic parts, which are made by us at our customers' expense, and we provide advice and assistance in the design and manufacturing of printed circuit boards. We believe that our ability to manufacture high-end plastic and metal parts of the quality required by original equipment and contract manufacturers which furnish products and services internationally, our expertise in designing and manufacturing molds for our customers and our low production costs distinguish us from most other manufacturers of plastic products and provide us with a competitive advantage.

     We were incorporated in the British Virgin Islands in December 1993. Our principal executive offices are located and our business is principally administered in Hong Kong at Unit 516-517, Hong Leon Industrial Complex, No. 4, Wang Kwong Road, Kowloon, Hong Kong, our telephone number is (852) 2796-6993 and our facsimile number is (852) 2796-7741.

                                  RISK FACTORS

     Investment in the common shares offered by this prospectus involves a high degree of risk. This prospectus contains or incorporates forward-looking statements. You can identify these forward-looking statements by our use of the words "believes," "anticipates," "plans," "expects," "may," "will," "intends," "estimates" and similar expressions, whether in the negative or affirmative. Although we believe that these forward-looking statements reflect our plans, intentions, and expectations reasonably, we can give no assurance that we actually will achieve these plans, intentions or expectations. Our actual results could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have put in the cautionary statements below that we believe could cause our actual results to differ materially from the forward-looking statements that we make. We do not intend to update information contained in any forward-looking statement we make.

WE FACE NUMEROUS RISKS AS A RESULT OF OUR OPERATIONS IN CHINA.

     Our manufacturing facilities in China subject us to the political and economic risks. Our manufacturing facilities are located in China. As a result, our operations and assets are subject to significant political, economic, legal and other uncertainties associated with doing business in China. Changes in policies by the Chinese government resulting in changes in laws, regulations, or the interpretation thereof, confiscatory taxation, restrictions on imports and sources of supply, import duties, corruption, currency revaluations or the expropriation of private enterprise could materially and adversely affect us. Over the past several years, the Chinese government has pursued economic reform policies including the encouragement of private economic activity and greater economic decentralization. We cannot assure you that the Chinese government will continue to pursue such policies, that such policies will be successful if pursued, that such policies will not be significantly altered from time to time. Nor can we assure you that business operations in China would not become subject to the risk of nationalization, which could result in the total loss of investment in that country. Economic development may be limited as well by the imposition of austerity measures intended to reduce inflation, the inadequate development of an infrastructure and the potential unavailability of adequate power and water supplies, transportation, satisfactory roads and communications and raw materials and parts. If for any reason we were required to move our manufacturing operations outside of China, our profitability would be substantially impaired, our competitiveness and market position would be materially jeopardized and we cannot assure you that we could continue operations.

     We may not be able to enforce the agreements under which we operate our factories because of China's uncertain legal system and application of laws. The local government may not renew our business licenses jeopardizing our operations in China. The legal system of China relating to foreign investments is both new and continually evolving, and currently there can be no certainty as to the application of its laws and regulations in particular instances. China does not have a comprehensive system of laws. Enforcement of existing laws or agreements may be sporadic and implementation and interpretation of laws inconsistent. The Chinese judiciary is relatively inexperienced in enforcing the laws that exist, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. Even where adequate law exists in China, it may not be possible to obtain swift and equitable enforcement of that law.

     We do not own our factories. We operate our factories under tenancy agreements with the local Chinese government. In the case of our plastics factories, the tenancy agreements covered an aggregate of approximately 407,000 and 56,800 square feet of factory space at Shekou and Dongguan, respectively, at March 31, 2000 and expire between October 2000 and December 2005. In the case of our contract electronic and metal manufacturing factories, the tenancy agreements entitle us to approximately 264,200 and 165,500 square feet of factory space, respectively, at March 31, 2000 and expire between February 2003 and September 2008. Our business licenses to operate our plastics, contract electronic manufacturing and metallic operations in China currently expire in January 2005, January 2020, March 2009 and April 2007, respectively. The tenancy agreements and operations of our China factories and the renewal of the business licenses are dependent on our relationship with the local government. Our operations and prospects will be materially and adversely affected by the failure of the local government to honor the tenancy agreements or to renew our business licenses. In the event of a dispute involving one or more of the tenancy agreements, we may have difficulty enforcing the disputed agreement in China.

     Our insurance may be insufficient in the event of a disaster affecting our manufacturing facilities. Our products are manufactured at factories located in Shenzhen and Dongguan in Southern China. Firefighting and disaster relief or assistance in China are primitive by Western standards. At March 31, 2000, we maintained fire, casualty and theft insurance aggregating approximately US$18,468,000 covering various of our stock in trade, goods and merchandise, furniture and equipment and factory buildings in China. The proceeds of this insurance may not be sufficient to cover material damage to, or the loss of, any of our factories due to fire, severe weather, flood, or other act of God or cause, and such damage or loss would have a material adverse effect on our financial condition, business and prospects. We do not maintain any business interruption insurance.

     Possible changes and uncertainties in economic policies could harm our operations. As part of its economic reform, China has designated certain areas, including Shenzhen where we have certain manufacturing facilities, as Special Economic Zones. Foreign enterprises in these areas benefit from greater economic autonomy and more favorable tax treatment than enterprises in other parts of China. Changes in the policies or laws governing Special Economic Zones could have a material adverse effect on us. Moreover, economic reforms and growth in China have been more successful in certain provinces than others, and the continuation or increase of such disparities could affect the political or social stability of China.

     Uncertain applications of Chinese tax laws could subject us to greater taxes and we expect to be subject to increased taxation in China due to our recent decision not to reinvest profits in China. Under applicable Chinese law, we have been afforded a number of tax concessions by the Chinese taxing authorities and have avoided paying taxes on a substantial portion of our operations in China by reinvesting all or part of the profits attributable to our Chinese plastic manufacturing subsidiary for at least five years. The Chinese tax system is subject to substantial uncertainties and was subject to significant changes enacted on January 1, 1994, the interpretation and enforcement of which are still uncertain. We have determined that we will not reinvest any of the profits from our Chinese plastic manufacturing subsidiary for the year ended March 31, 2000 and thus we will be subject to taxes on these operations for the 2000 tax year. Changes in Chinese tax laws or their interpretation or application may, and our decision not to reinvest profits from our Chinese plastic manufacturing subsidiary for the year ended March 31, 2000 will, subject us to greater Chinese taxation in the future.

     We face inherent risks of doing business in China. Conducting business in China is inherently risky. Corruption, extortion, bribery, pay-offs, theft, and other fraudulent practices are common in China. We have attempted to implement safeguards to prevent losses from such practices, but there can be no assurance that despite these safeguards we will not suffer losses relating to such practices.

     Changes in the China's most favored nation trade status with the United States could harm our operations. China currently enjoys most favored nation trade status, which provides China with the trading privileges generally available to trading partners of the United States. While the United States Congress has recently passed legislation that would make China's trade status permanent, President Clinton has not yet signed such legislation. Even if Mr. Clinton does sign this legislation as expected, we cannot assure you that controversies will not arise in the future that threaten the status quo involving trade between the United States and China. In any of such eventualities, our business could be adversely affected, by among other things, causing our products in the United States to become more expensive, which could result in a reduction in the demand for our products by customers in the United States. Trade friction between the United States and China, whether or not actually affecting our business, could also adversely affect the prevailing market price of our common shares.

     Southeast Asia's economic problems could adversely affect our operations. Several countries in Southeast Asia, including Korea, Thailand and Indonesia, have experienced a significant devaluation of their currencies and decline in the value of their capital markets. In addition, these countries have experienced a number of bank failures and consolidations. Because virtually all of our products are sold into developed countries not experiencing these declines, we do not believe that the declines in Southeast Asia will affect the demand for our products. The Hong Kong dollar and the United States dollar have been fixed at approximately 7.80 Hong Kong dollars to $1.00 since 1983. The Chinese government has announced its intention to maintain this fixed exchange rate, but despite such assurances there has been uncertainty reported in this regard. There can be no assurance that the Chinese government will continue to maintain the present currency exchange mechanism and we could face increased currency risks if the current exchange rate mechanism is changed. If the currency exchange mechanism between the Hong Kong dollar and the U.S. dollar is changed, our results of operations and financial condition could be materially adversely affected. Moreover, the decline in the currencies of other Southeast Asian countries could render our products less competitive if competitors located in these countries are able to manufacture competitive products at a lower effective cost. We can give no assurance as to the ability of our products to continue to compete with products of other competitors from other Southeast Asian countries suffering devaluations of their currencies or that other effects of the decline in Southeast Asia will not have a material adverse effect on our business, financial condition, results of operations or the market price of our common shares.

     Political and economic instability of Hong Kong could harm our operations. Our executive and sales office, and several of our customers and suppliers are located in Hong Kong, formerly a British Crown Colony. Sovereignty over Hong Kong was transferred effective July 1, 1997 to China. While we do not believe that the transfer of sovereignty over Hong Kong to

China will have a material adverse effect on our business, there can be no assurance as to the continued stability of political, economic or commercial conditions in Hong Kong, and any instability could have an adverse impact on our business.

WE ARE DEPENDENT ON A FEW MAJOR CUSTOMERS.

     Historically, a substantial percentage of our sales have been to a small number of customers. Our three largest customers, each of which individually accounted for more than 10% of our total net sales during the year ended March 31, 2000, accounted for an aggregate of 47.3%, 60.8% and 71.4%, respectively, of our total net sales during the years ended March 31, 1998, 1999 and 2000, respectively. Our success will depend to a significant extent on the success achieved by our customers in developing and marketing their products, some of which may be new. Many of the industry segments served by our customers are subject to technological change that can result in short product life cycles. We could be materially adversely affected if advances in technology or other factors reduce the appeal of important products of our customers or if new products being developed by our customers do not attain desired levels of acceptance. Our sales transactions to all of our customers are based on purchase orders received by us from time to time. Except for these purchase orders, we have no written agreements with our customers and the percentage of sales to any of our customers may fluctuate from time to time. Although we believe that any one of our customers could be replaced eventually, the loss of any one of our largest customers or a substantial reduction in orders from any of them could have a material adverse effect on our business unless and until we were able to replace the customer or order with one or more of comparable size. In addition, a substantial portion of our sales are made on credit and while we have not experienced any difficulty in being paid by our major customers, we could be adversely affected if a major customer was unable to pay for our products or services.

OUR OPERATIONS COULD SUFFER FROM AN INCREASE IN RESIN PRICES.

     The primary material used by us in the manufacture of our plastic injection molded products are various plastic resins, which in the years ended March 31, 1998, 1999 and 2000 averaged approximately 52%, 50%, and 55%, respectively, of our cost of plastic products sold and 25%, 24% and 31%, respectively, of our total cost of goods sold. Typically we buy plastic resins from a variety of suppliers in Japan and Hong Kong and have no long-term contracts with resin suppliers. Accordingly, our financial performance is dependent to a significant extent on resin markets and the ability to pass through price increases to our customers. The capacity, supply and demand for plastic resins and the petrochemical intermediates from which they are produced are subject to cyclical price fluctuations, including those arising from supply shortages. Consequently, resin prices may fluctuate as a result of changes in natural gas and crude oil prices and the capacity, supply and demand for resin and petrochemical intermediates from which they are produced. We have found that increases in resin prices can be difficult to pass on to our customers and, as a consequence, a significant increase in resin prices could have, and in the past has had, a material adverse effect on our operations.

AS A RESULT OF THE INTERNATIONAL NATURE OF OUR OPERATIONS, WE FACE POLITICAL AND ECONOMIC RISKS BEYOND THOSE INVOLVING OUR OPERATIONS IN CHINA.

     We acquire plastic resins used to manufacture plastic parts and parts for electronic components from companies located in the United States, Japan, Hong Kong and Taiwan and sell to customers located in Southern China and Hong Kong that are headquartered in Japan, as well as the United States and Europe. Because of the international nature of our operations and customers, our business is subject to political and economic risks beyond those involving China, including political instability, and changes in import/export regulations, tariffs and freight rates. Changes in tariff structures or other trade policies could adversely affect our suppliers or customers or decrease the cost of supplies for our competitors. Japan's trade surplus has forced a revaluation of the Japanese yen on international markets that may have the effect of making material or components that we use to manufacture our products more expensive.

WE ARE DEPENDENT ON CERTAIN MEMBERS OF OUR SENIOR MANAGEMENT.

     We depend to a large extent on the abilities and continued participation of

          o    Richard Lau, our Chairman of the Board and Chief Executive
               Officer;
          o C. P. Li, our Executive Director, General Manager in charge of our day-to-day manufacturing and administrative operations for plastic products, and Chief Financial Officer;
          o C. W. Leung, Executive Director of Engineering in charge of the mold division and engineering for our plastic manufacturing operations;
          o S. K. Lee, our Director of Administration and Marketing and General Manager in charge of our day-to-day administrative and marketing operations for electronic products; and
          o M. C. Tam, our Director of Engineering and Manufacturing, in charge of manufacturing and operations for electronic products.

We have no employment contracts with Messrs. Lau, Li or Leung. The loss of any of these key executives could have a material adverse effect on our business.

OUR EXEMPTIONS FROM CERTAIN OF THE REPORTING REQUIREMENTS UNDER THE EXCHANGE ACT LIMITS THE PROTECTIONS AND INFORMATION AFFORDED TO INVESTORS.

         We are a foreign private issuer within the meaning of rules promulgated under the Securities Exchange Act of 1934. As such, we are exempt from certain provisions applicable to United States public companies including:

          o the rules under the Exchange Act requiring the filing with the Commission of quarterly reports on Form 10-Q or current reports on Form 8-K;
          o the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect to a security registered under the Exchange Act;
          o and the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any "short-swing" trading transaction (i.e., a purchase and sale, or sale and purchase, of the issuer's equity securities within less than six months).

Because of these exemptions, investors are not afforded the same protections or information generally available to investors in public companies organized in the United States.

                       ENFORCEABILITY OF CIVIL LIABILITIES

     Deswell is a British Virgin Islands holding corporation having its principal executive offices and principally administering its businesses in Hong Kong. Deswell has appointed Stephen Seung, 2 Mott St., Suite 601, New York, New York 10013 as its agent upon whom process may be served in any action brought against it under the securities laws of the United States. However, outside the United States, it may be difficult for investors to enforce judgments against Deswell obtained in the United States in any such actions, including actions predicated upon civil liability provisions of the Federal securities laws. In addition, all of Deswell's officers and most of its directors reside outside the United States and all of the assets of those persons who reside outside of the United States and of Deswell are located outside of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons, or to enforce against Deswell or such persons judgments obtained in United States courts predicated upon the liability provisions of the United States securities laws. There is substantial doubt as to the enforceability against Deswell or any of its directors and officers located outside the United States in original actions or in actions for enforcement of judgments of United States courts of liabilities predicated solely on the civil liability provisions of the Federal securities laws.

     Deswell has been advised by Charles Chu, Kenneth Sit & Wu, its Hong Kong counsel, and Harney, Westwood and Riegels, its British Virgin Islands counsel, that no treaty exists between Hong Kong or the British Virgin Islands and the United States providing for the reciprocal enforcement of foreign judgments. However, the courts of Hong Kong and the British Virgin Islands are generally prepared to accept a foreign judgment as evidence of a debt due. An action may then be commenced in Hong Kong or the British Virgin Islands for recovery of this debt. A Hong Kong or British Virgin Islands court will only accept a foreign judgment as evidence of a debt due if:

       (i)    the judgment is for a liquidated amount in a civil matter;
       (ii) the judgment is final and conclusive and has not been stayed or satisfied in full;
       (iii) the judgment is not directly or indirectly for the payment of foreign taxes, penalties, fines or charges of a like nature (in this regard, a Hong Kong or British Virgin Islands court is unlikely to accept a judgment for an amount obtained by doubling, trebling or otherwise multiplying a sum assessed as compensation for the loss or damage sustained by the person in whose favor the judgment was given);
       (iv) the judgment was not obtained by actual or constructive fraud or duress;
       (v) the foreign court has taken jurisdiction on grounds that are recognized by the common law rules as to conflict of laws in Hong Kong or the British Virgin Islands;
       (vi) the proceedings in which the judgment was obtained were not contrary to natural justice (i.e., the concept of fair adjudication);
       (vii) the proceedings in which the judgment was obtained, the judgment itself and the enforcement of the judgment are not contrary to the public policy of Hong Kong or the British Virgin Islands:

       (viii) the person against whom the judgment is given is subject to the jurisdiction of the Hong Kong or the British Virgin Islands court; and

       (ix) the judgment is not on a claim for contribution in respect of damages awarded by a judgment which does not satisfy the foregoing.

     Enforcement of a foreign judgment in Hong Kong or the British Virgin Islands may also be limited or affected by applicable bankruptcy, insolvency, liquidation, arrangement, moratorium or similar laws relating to or affecting creditors' rights generally and will be subject to a statutory limitation of time within which proceedings may be brought.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of common shares by the selling shareholder.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of our common shares by the selling shareholder as of September 30, 2000. Information in the table concerning the selling shareholder and the shares it may offer from time to time under this prospectus is based on information provided to Deswell by the selling shareholder. Information concerning the selling shareholder may change from time to time and any changes of which we are advised will be set forth in a prospectus supplement to the extent required.

                                                                                           PERCENT
                                                                                           OF OUT-
                                                          NUMBER OF                        STANDING
                                                            SHARES        NUMBER OF         SHARES
                                                         BENEFICIALLY    SHARES BEING    TO BE OWNED
                                                            OWNED         OFFERED BY         UPON
      NAME AND ADDRESS                                  PRIOR TO THIS     THE SELLING     COMPLETION
      OF SELLING SHAREHOLDER                              OFFERING       SHAREHOLDERS    OF OFFERING
      ----------------------                            --------------  -------------   ------------
      Nam Tai Electronics, Inc.                            500,000         500,000        *
      Unit 9,15/F. Tower 1 China Hong Kong City
      33 Canton Road
      Kowloon, Hong Kong

---------
* Because the selling shareholder may offer all or some of the shares pursuant to this prospectus, and to our knowledge there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that may be held by the selling shareholder after completion of this offering, we can give no estimate as to the amount of shares that will be held by the selling shareholder after completion of this offering.

     The selling shareholder is the parent of Namtai Electronic (Shenzhen) Co. Limited or Namtai Shenzhen, which is one of our customers. During the years ended March 31, 1998 and 1999, sales to Nam Tai Shenzhen accounted for approximately 12.2% and 11.2%, respectively, of our total net sales. During the year ended March 31, 2000, Nam Tai Shenzhen accounted for less than 10% of our total net sales. All sales to Nam Tai Shenzhen have been on terms no more favorable than terms available to any other customer.

     Nam Tai acquired the shares it is offering by this prospectus on September 26, 2000 in a private purchase from Leesha Holding Ltd. The following table sets forth as of September 30, 2000 information regarding the ownership of Deswell's common shares by each person known by Deswell to be the beneficial owner of 10% or more of the outstanding common shares and the executive officers and directors of Deswell as a group.


                                                                NUMBER OF SHARES
                                                             BENEFICIALLY OWNED(1)
                  NAME (2) OF BENEFICIAL OWNER           -------------------------------
                      OR IDENTITY OF GROUP                  AMOUNT             PERCENT
------------------------------------------------------   --------------      -----------
Richard Lau                                                1,813,610(3)          33.0%

C. P. Li                                                   1,814,810(4)          32.7%

C. W. Leung                                                1,779,210(5)          32.6%

Leesha Holdings Ltd.                                       1,535,000(6)          28.6%

Officers and directors as a Group (9 persons)              2,924,930(7)          50.4%


----------

(1) Percentages are based on 5,357,931 Common Shares outstanding on September 30, 2000. However, in accordance with Rule 13d-3(d)(1) under the Exchange Act, Common Shares not outstanding but which are the subject of currently exercisable options (or exercisable within 60 days of September 30, 2000) have been considered outstanding for the purpose of computing the percentage of outstanding common shares owned by the listed person holding such options, but are not considered outstanding for the purpose of computing the percentage of common shares owned by any of the other listed persons.

(2) Except where otherwise indicated, the address of each of the named holders is c/o Deswell Industries, Inc., Unit 516-517, Hong Leong Industrial Complex, No. 4 Wang Kwong Road, Kowloon Bay, Kowloon, Hong Kong.

(3) Consists of 1,535,000 Common Shares held of record by Leesha, 144,210 Common Shares held of record by Mr. Lau and options to purchase 134,400 Common Shares granted to Mr. Lau under Deswell's Option Plan ("the Plan"). As a director of Leesha, Mr. Lau shares the voting and investment power as to the Common Shares held by Leesha.

(4) Consists of 1,535,000 Common Shares held of record by Leesha, 94,210 Common Shares held of record by Mr. Li and options to purchase 185,600 Common Shares granted to Mr. Li under the Plan. As a director of Leesha, Mr. Li shares the voting and investment power as to the Common Shares held by Leesha.

(5) Consists of 1,535,000 Common Shares held of record by Leesha, 144,210 Common Shares held of record by Mr. Leung and options to purchase 100,000 Common Shares granted to Mr. Leung under the Plan. As a director of Leesha, Mr. Leung shares the voting and investment power as to the Common Shares held by Leesha.

(6) Leesha is an investment holding company organized as an International Business Company under the laws of the British Virgin Islands. Messrs. Lau, Li and Leung, who are its directors, wholly own Leesha in equal shares. Among other investments, Leesha owns the 1,535,000 Common Shares of Deswell, which were transferred to Leesha by Messrs. Lau, Li and Leung after Deswell's initial public offering.

(7) Consists of Common Shares held of record by Leesha, Messrs. Lau, Li and Leung and options to purchase an aggregate of 440,000 Common Shares that have been granted to officers and directors as a group, which are currently exercisable or exercisable within 60 days of September 30, 2000.

                              PLAN OF DISTRIBUTION

     The distribution of the shares by the selling shareholder may be effected from time to time in one or more transactions (which may involve block transactions), in special offerings, exchange distributions and/or secondary distributions, in negotiated transactions, in settlement of short sales of common stock, or a combination or such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Such transactions may be effected on the over-the-counter market or privately. The selling shareholder may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholder for whom they may act as agent (which compensation may be in excess of customary commissions). Without limiting the foregoing, such brokers may act as dealers by purchasing any and all of the shares covered by this prospectus either as agents for others or as principals for their own accounts and reselling such securities pursuant to this prospectus. The selling shareholder and any broker-dealers or other persons acting on the behalf of parties that participate with such selling shareholder in the distribution of the shares may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. As of the date of this prospectus, Deswell is not aware of any agreement, arrangement or understanding between any broker or dealer and the selling shareholder with respect to the offer or sale of the shares pursuant to this prospectus.

     At the time that any particular offering of shares is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of shares being offered, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the selling shareholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

     The selling shareholder may also sell its shares pursuant to Rule 144 promulgated under the Securities Act. The selling shareholder may from time to time pledge the shares owned by it to secure margin or other loans made to the selling shareholder. Thus, the person or entity receiving the pledge of any of the shares may sell them, in a foreclosure sale or otherwise, in the same manner as described above for the selling shareholder.

     Deswell will not receive any of the proceeds from any sale of the shares by the selling shareholder.

     Leesha Holdings Ltd., from which Nam Tai acquired the Deswell common shares offered by this prospectus, has agreed to reimburse Deswell for all expenses of the registration of the shares, including, without limitation, all registration and filing fees, printing expenses, expenses of compliance with blue sky laws, fees and disbursements of our counsel. The selling shareholder will pay expenses related to any sales commissions or underwriting discounts and fees and expenses of its counsel incurred in connection with the sale of the common shares through this prospectus.

                                  LEGAL MATTERS

     The validity of the common shares offered by this prospectus has been passed upon for Deswell by Harney, Westwood and Riegels, Tortola, British Virgin Islands.

                                     EXPERTS

     The consolidated financial statements incorporated by reference from our Annual Report on Form 20-F for the year ended March 31, 2000 have been audited by Deloitte Touche Tohmatsu, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.

                                 INDEMNIFICATION

     Pursuant to our Articles of Association and subject to British Virgin Islands law, we may indemnify a director or officer out of our assets against all losses or liabilities which the director or officer may have incurred in or about the execution of the duties of his office or otherwise in relation thereto. No director or officer is liable for any loss, damage or misfortune which may have been incurred by us in the execution of the duties of his office, or in relation thereto, provided the director or officer acted honestly and good faith with a view to our best interests and except for his own willful misconduct or negligence.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Deswell to the provisions described above, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                             ADDITIONAL INFORMATION

     We have filed Registration Statements under the Securities Act with respect to the shares being offered by this Prospectus with the Securities and Exchange Commission. This Prospectus does not contain all the information set forth in the Registration Statements, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the exhibits thereto, copies of which may be obtained upon payment prescribed fees or examined without charge at the Commission's principal office in Washington, D.C. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     No dealer, salesman or other person has been authorized to give any information or make any representations other than those contained in this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by Deswell. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of the securities other than the specific securities to which it relates, or an offer or solicitation to any person in any jurisdiction where such an offeror solicitation would be unlawful.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 8. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Pursuant to its Articles of Association and subject to British Virgin Islands law, Deswell may indemnify a director or officer out of the assets of Deswell against all losses or liabilities which the director or officer may have incurred in or about the execution of the duties of his office or otherwise in relation thereto. No director or officer is liable for any loss, damage or misfortune which may have been incurred by Deswell in the execution of the duties of his office, or in relation thereto, provided the director or officer acted honestly and in good faith with a view to the best interest of Deswell and except for his own willful misconduct or negligence.

ITEM 9. EXHIBITS.

4.1     Form of Common Share Certificate (incorporated by reference to Exhibit
        4.1 of Amendment No. 1 to Deswell's Registration Statement on Form F-1 filed with the SEC on July 13, 1995).

5.1 Opinion of Harney, Westwood & Riegels as to the legality of the common shares offered;

23.1    Consent of Deloitte Touche Tohmatsu

23.2    Consent of Harney, Westwood & Riegels (included in Exhibit 5.1)

23.3    Consent of Charles Chu, Kenneth Sit & Wu

24      Power of Attorney (included on signature page)

ITEM 10 UNDERTAKINGS.

Deswell hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (a) to include any prospectus required by Section 10(a)(3) of the Securities Act;

          (b) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (c) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that the undertakings set forth in paragraph (a) and (b) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8A of Form 20-F (17 CFR 249.22(f)) at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3 (17 CFR ss.239.33r), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or 17CFR ss.210.3-19 if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Deswell pursuant to the provisions described under Item 14 above, or otherwise, Deswell has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Deswell of expenses incurred or paid by a director, officer or controlling person of Deswell in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Deswell will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Deswell certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized.

                                         DESWELL INDUSTRIES, INC.


Date: October 31, 2000                   By:   /s/ Richard Lau
                                             ---------------------------
                                             Richard Lau
                                             Chairman of the Board and
                                             Chief Executive Officer

                                POWER OF ATTORNEY

     Each person whose signature appears below hereby authorizes Richard Lau, C.
P. Li, C. W. Leung, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution for him in any and all capacities, to sign (1) any and all amendments (including post-effective amendments) to this Registration Statement and (2) any registration statement or post-effective amendment thereto to be filed with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Name                                    Position(s) with Company                                   Date
----                                    ------------------------                                   ----

/s/ Richard Lau                         Chief Executive Officer and Chairman of the Board of
----------------------------            Directors (Principal Executive Officer                     October 31, 2000
Lau Pui Hon (Richard Lau)

                                        Executive Director and General Manager of Manufacturing
/s/ C. P. Li                            and Administration for Plastic Operations, Chief           October 31, 2000
----------------------------            Financial Officer, Secretary and Member of the Board of
Li Chin Pang (C. P.  Li)                Directors (Principal Financial Officer)

/s/ C. W Leung                          Executive Director of Engineering for Plastic
----------------------------            Operations and Member of the Board of Directors            October 31, 2000
Leung Chi Wai (C. W. Leung)

/s/ Eliza Y. P. Pang                    Financial Controller (Principal Accounting Officer)        October 31, 2000
----------------------------
Eliza Y. P. Pang

/s/ Stephen K. Seung                    Member of Board of Directors and Authorized United
----------------------------            States Representative                                      October 31, 2000
Stephen K. Seung

/s/ Hung-Hum Leung                      Member of Board of Directors                               October 31, 2000
----------------------------
Hung-Hum Leung

               INDEX TO EXHIBITS FILED WITH REGISTRATION STATEMENT

4.1     Form of Common Share Certificate (incorporated by reference to Exhibit
        4.1 of Amendment No. 1 to Deswell's Registration Statement on Form F-1 filed with the SEC on July 13, 1995).

5.1 Opinion of Harney, Westwood & Riegels as to the legality of the common shares offered;

23.1    Consent of Deloitte Touche Tohmatsu

23.2    Consent of Harney, Westwood & Riegels (included in Exhibit 5.1)

23.3    Consent of Charles Chu, Kenneth Sit & Wu

24      Power of Attorney (included on signature page)